PERSONAL & CONFIDENTIAL June 25, 2003

Brian Dearing, Chairman and CEO
ARI
11425 West Lake Park Drive, Suite 900
Milwaukee, Wisconsin 53224-3025

RE: Phase One Galactica Discontinuous Strategy Engagement Letter

Dear Brian:

Ascent Partners, Inc will provide consulting services to ARI divided into two approximately equal tranches of $12,500 each, separated by a GO/NO-GO Board discussion at the July 24 meeting. Ascent will perform the first part starting right away; the second if and only if ARI wishes to go to the next step after discussion at the Board meeting. ARI will pre-pay each tranche.

Part One of the engagement is primarily focused on the “inorganic/discontinuous” strategy. Output equals a Board presentation that outlines how and why ARI would propose to use Corporate Development to add components to ARI’s solution set within the context of a broader strategy. Additional deliverables and process are described in the attached document entitled “Project Galactica—Discontinuous Strategy”.

Should phase two of the project receive approval to proceed, Ascent would then work closely with the ARI corporate development function to identify and yield the target companies that would advance the inorganic/discontinuous strategy.

ARI agrees to cover any pre-approved out-of-pocket costs, if they are needed, associated with the project such as travel, purchased research, select PowerPoint production and sophisticated spreadsheet modeling.

If you are in agreement with these terms please sign below. I am looking forward to an interesting engagement as we endeavor to discover an actionable and successful discontinuous value proposition(s) for ARI that grows revenue and contributes to the Company’s value.

Sincerely,

Ted Feierstein, Managing Director

Agreed to and confirmed this 25th day of June, 2003.

ARI, Inc.

By:	/s/ Brian E. Dearing

Brian Dearing, Chairman and CEO
Agreed to and confirmed this 25th day of June, 2003

Ascent Partners, Inc.
10936 N Port Washington Rd., Mequon, WI 53092
(262) 241-9246 Telephone (414) 241-9256 Fax
email: info@ascentpartnersinc.com